EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Independent Bank Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Independent Bank Corporation of our reports dated March 4, 2005, with respect to the consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2004, and with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of Independent Bank Corporation.

/s/ KPMG LLP

Detroit, Michigan
June 3, 2005